Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-157131, 333-162143, 333-176529 and 333-176530 on Forms S-3 and Registration Statement Nos. 333-176754, 333-176755, 333-161288, 333-161289, 333-114436, 333-128793, 333-118812, 333-91184, 333-89839, and 333-32681 on Forms S-8 of our reports dated March 18, 2013, relating to the consolidated financial statements of Sun Bancorp, Inc. and subsidiaries which expresses an unqualified opinion and includes an explanatory paragraph relating to the change in presentation of comprehensive income due to the Company’s adoption of Accounting Standards Update 2011-05 and the effectiveness of Sun Bancorp, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Sun Bancorp, Inc. and subsidiaries for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP

Philadelphia, PA

March 18, 2013